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                                 SNOWDANCE, INC.
                                    ROUTE 44
                                  P.O. BOX 699
                              BROWNSVILLE, VT 05037
                                  802-484-7000

                                                              September 26, 1997

Westerly Resorts Group, Inc.
70 Main Street
New Canaan, CT 06840

Attention:   James P. Graves

                   Re:    Ascutney Mountain Resort

Gentlemen:

        This Letter of Intent sets forth the preliminary understanding of Snowdance, Inc., a Delaware corporation ("Snowdance"), and Westerly Resorts Group, Inc., a U.S. Virgin Islands corporation ("Westerly"), regarding the formation of a joint venture to offer weekly vacation ownership intervals ("VOIs") in the Ascutney Mountain Resort Hotel in Brownsville, Vermont, on substantially the terms set forth on Exhibit A attached hereto. This Letter of Intent is subject to the terms and conditions of definitive agreements (satisfactory to the parties and their respective counsel) containing substantially the terms of Exhibit A as well as other customary and desirable terms and conditions.

        If the foregoing meets with your approval, kindly sign this Letter of Intent in the space provided below.

                                               Yours very truly,

                                               SNOWDANCE, INC.


                                               By:
                                                   _____________________________

ACCEPTED AND AGREED:

WESTERLY RESORTS GROUP, INC.

By:
      __________________________

Name:
      __________________________

Title:
      __________________________

Date:
      ___________________________






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                                                              September 26, 1997

                                    Exhibit A

                  Snowdance, Inc./Westerly Resorts Group, Inc.

                    Timeshare Joint Venture Preliminary Terms


          1. Structure. Snowdance, Inc. ("Snowdance") and Westerly Resorts Group, Inc. ("Westerly") intend to form a joint venture (the "Joint Venture") to offer weekly vacation ownership intervals ("VOIs") in the Ascutney Mountain Resort Hotel (the "Hotel"). The parties intend that the Joint Venture be structured as a Delaware limited liability company or such other entity as the parties may mutually agree upon.

          2. Resort Director Responsibilities.

          (a) Snowdance will act as the manager (the "Resort Director"), and be responsible for the management, of the operations of the Hotel and the Ascutney Mountain Resort before, during and after the term of the Joint Venture.

          (b) Snowdance will fund the refurbishment of the Hotel units as reasonably determined to by Snowdance.

          (c) Resort Director will make available suitable sales office space at the Resort as reasonably determined by Resort Director.

          (d) Resort Director will make available for purchase "mini vacation" and other reasonable promotions as the Resort Director and the Marketing Director (as defined in Section 3 below) may agree upon, including preliminarily rooms in the Hotel at approximately 50% of published rates, food and beverage services at approximately 70% of published prices and ski lift tickets at approximately $20 per ticket for the 1997-1998 winter season.

          3. Marketing Director Responsibilities.

          (a) Westerly will act as the manager (the "Marketing Director"), and be responsible, for the marketing and sale of all VOIs including but not limited to the preparation and implementation of a marketing plan and marketing programs as well as the hiring, training and compensation of all sales representatives and/or sales persons.

          (b) Marketing Director will fund all operations of the Joint Venture, including but not limited to any losses of the Joint Venture.

          (c) Marketing Director will be responsible for administering the timeshare operations of the Joint Venture, including preparation and completion of all purchase and sales agreements for VOIs, as well as reporting on a regular basis to the members of the Joint Venture regarding the progress of the Joint Venture, its financial condition and results of operations.

          (d) Marketing Director will negotiate and enroll the Joint Venture with a recognized timeshare exchange company reasonably acceptable to the Marketing Director and the Resort Director.

          4. Revenues, Profits and Distributions.

          (a) The Joint Venture will pay to Snowdance a fixed 25% of the gross sales price of each VOI sold by the Joint Venture.

          (b) After payment and/or reimbursement for all other expenses of the Joint Venture (as reasonably approved by the Resort Director and the Marketing Director), all net profits of the Joint Venture will be shared and distributed as follows:

                           Snowdance                 67.5%
                           Westerly                  32.5%





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Provided, however,

               (i) During the first 90 days from commencement of the operations of the Joint Venture, if actual expenses of the Joint Venture exceed 60% of the gross sales of the Joint Venture (as determined for such period as the Resort Director and Marketing Director shall agree), then for purposes of calculating Snowdance's share of the net profits of and distributions from the Joint Venture, the expenses of the Joint Venture will be assumed to be 60% of gross sales;

               (ii) If actual expenses of the Joint Venture exceed 50% of the gross sales of the Joint Venture (as determined for such period as the Resort Director and Marketing Director shall agree), then for purposes of calculating Snowdance's share of the net profits of and distributions from the Joint Venture, the expenses of the Joint Venture will be assumed to be 50% of gross sales and

               (iii) If actual expenses of the Joint Venture are less than 43% of the gross sales of the Joint Venture (as determined for such period as the Resort Director and Marketing Director shall agree), then for purposes of calculating Snowdance's share of the net profits of and distributions from the Joint Venture, the expenses of the Joint Venture will be assumed to be 43% of gross sales.

          (c)  Sample Scenario Analysis



==========================================================================================================================
Actual Joint Venture Expenses                          40.00%         45.00%        50.00%         55.00%         60.00%
--------------------------------------------------------------------------------------------------------------------------
Snowdance Percentage of Gross                          46.60%         45.25%        41.88%         41.88%         41.88%
Sales of VOIs (including 25% fixed
payment to Snowdance for VOIs)
--------------------------------------------------------------------------------------------------------------------------
Westerly Percentage of Gross Sales                     13.40%          9.75%         8.12%          3.12%         -1.88%
of VOIs
==========================================================================================================================


         (d) The payment set forth in Section 4(a) and the distribution of net profits to the members of the Joint Venture will occur upon such times as the Resort Director and the Marketing Director shall agree.








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